Rich Corrado Elected President of ATSG
Experienced Transport Executive Ed Koharik Elected COO

WILMINGTON, OH - September 9, 2019 - Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced that its Board of Directors has elected Richard F. Corrado, 59, currently chief operating officer, as president of the aircraft leasing and air transport services company, effective September 16, 2019.

As president, Corrado will be responsible for goal-setting and oversight of all ATSG businesses. Joseph C. Hete remains chief executive officer and a director of ATSG.

The Board also elected Edward J. Koharik III, 49, as chief operating officer of ATSG, succeeding Corrado, effective September 16, 2019. He was most recently senior vice president of FlightSafety International in New York City. Earlier, he was a director at the U.S. Transportation Command, working with more than 400 commercial providers of transportation services to supplement the federal government’s own transport resources. As COO, Koharik will take over the day-to-day operations management for the majority of the ATSG companies.

Randy Rademacher, board chairman of ATSG, said that Corrado’s appointment as president represents a key step in management succession at ATSG, where Joseph Hete has served as president, chief executive officer and a director since the formation of ATSG as a public company in 2003. Hete will focus primarily on ATSG’s strategic planning and management team development as chief executive officer.

“Through his creative ideas and strong performance in a wide range of assignments at ATSG and elsewhere, Rich Corrado has proven himself ready to assume more leadership responsibility,” Rademacher said. “I know I speak for the Board of Directors in expressing confidence that Rich’s strengths in marketing, operations, and business development, backed by Ed Koharik’s operations experience and the continuing contributions and experience of the rest of our outstanding management team, will launch ATSG on an exciting new phase of sustained success, providing solid returns for our shareholders, exemplary service for our customers, and growth opportunities for our employees.”

Since 2010, Corrado has helped enhance and extend ATSG’s innovative business model, now an industry standard known as “A+CMI.” This innovation gives customers seeking air transport services the option to separate the Aircraft lease, “A,” from the Crew, Maintenance, Insurance “CMI” aircraft operating support that ATSG offers as part of complete turnkey solutions to customers. He was among the first in the industry to recognize and plan for the exceptional growth in e-commerce transactions, and the opportunity to place ATSG’s midsize, medium-range Boeing 767 freighter aircraft at the center of new time-definite express networks that e-commerce merchants require.

Ed Koharik comes to ATSG after a decorated military career, key leadership experience with the U.S. Transportation Command, ATSG’s largest customer, and operational and strategy roles with FlightSafety. He graduated from the United States Air Force Academy with a Bachelor of Science degree in Aeronautical Engineering. He also holds a Master’s degree in Computer Resources and Information Management from Webster University and a Master’s in Military Operational Art and Science from Air University at Maxwell Air Force Base in Alabama.

Corrado was elected chief operating officer of ATSG in September 2017 after seven years as chief commercial officer and president of ATSG’s Cargo Aircraft Management, Inc. (CAM) subsidiary. He is a frequent featured speaker at air cargo and air finance industry conferences, and has created a strong network of ATSG sales and marketing resources around the world.

Hete said that over the 20 years he has known and worked with Rich Corrado, he has been impressed with Corrado’s ability to anticipate market trends and shape ATSG’s response. “Rich’s fresh ideas and unique approaches to creating solutions-based packages of air transport services around our core fleet of Boeing 767 converted freighters have helped us capture the substantial share of the regional express, e-commerce transport business we have today,” Hete said.

Prior to joining ATSG, Corrado was chief operating officer of AFMS Logistics Management, and president of Transform Consulting Group. He also held other key senior marketing leadership positions in the air express industry, serving as executive vice president of air services for DHL Express, and senior vice president of marketing for Airborne Express. He holds a bachelor’s degree in economics from Harvard University, and an M.B.A. from Boston College.

Corrado said he looks forward to working with Joe Hete and the rest of the ATSG management team to extend the company’s unmatched record of growth, cash-flow generation and strong shareholder returns.

"Listening to customers, building solutions that meet their needs, and executing those solutions effectively, are no less important in our industry than in any other,” Corrado said. “No other company in the world can compete with our bundle of services for midsize freighters, including leasing, air express operations, heavy maintenance, freighter conversions, and logistics services. I am eager to take on a new role as president to help leverage our exceptional assets and lead our dedicated employees to deliver even greater results for shareholders."

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.

Contact:
Joe Payne, Chief Legal Officer & Secretary
937-366-2686